                                                                  EXHIBIT 3.1

                         CERTIFICATE OF INCORPORATION OF
                             ASPEC TECHNOLOGY, INC.
                            (A DELAWARE CORPORATION)


                                    Article I

         The name of this Corporation is Aspec Technology, Inc. (the "Corporation").


                                   Article II

         The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.


                                   Article III

         The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   Article IV

         This Corporation is authorized to issue two classes of shares to be designated, respectively, Common Stock ("Common") and Preferred Stock ("Preferred"). The total number of shares of Common this Corporation shall have authority to issue is 75,000,000 with a par value of $0.001 per share. The total number of shares of Preferred this Corporation shall have authority to issue is 5,130,385 with a par value of $0.001 per share, 130,385 of which shares are hereby designated as Series A Redeemable Preferred Stock (the "Series A Preferred") and 5,000,000 of which shares shall be undesignated as to series.

         Any Preferred not previously designated as to series may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issue duly adopted by the Board of Directors (authority to do so being hereby expressly vested in the Board), and such resolution or resolutions shall also set forth the voting powers, full or limited or none, of each such series of Preferred and shall fix the designations, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of each such series of Preferred. The Board of Directors is authorized to alter the designation, rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any


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series of Preferred, to increase or decrease (but not below the number of shares of any such series then outstanding) the number of shares of any such series subse quent to the issue of shares of that series.

         The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized amount of its Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion, if applicable, of the Preferred.

         A description of the respective classes and series of stock and a statement of the designations, preferences, voting powers, relative, participating, optional or other special rights and privileges, and the qualifications, limitations and restrictions of the Preferred and Common are as follows:

         Section 1.  Dividends.

               1A. General Obligation. When and as declared by the Corporation's Board of Directors and to the extent permitted under the Delaware General Corporation Law, the Corporation shall pay preferential dividends in cash to the holders of the Series A Preferred as provided in this Section 1. Dividends on each share of the Series A Preferred (a "Share") shall accrue on a daily basis at the rate of 6% per annum (compounded annually) of the sum of the Liquidation Value thereof plus all accumulated and unpaid dividends thereon from and including the date of issuance of such Share to and including the first to occur of the date on which the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon and any Liquidation Premium or Redemption Premium payable with respect thereto) is paid to the holder thereof in connection with the liquidation of the Corporation or the redemption of such Share by the Corporation or the date on which such Share is otherwise acquired by the Corporation. Such dividends shall accrue whether or not they have been declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends, and such dividends shall be cumulative such that (except as expressly permitted by Section 3 hereof) all accrued and unpaid dividends shall be fully paid or declared with funds irrevocably set apart for payment before any dividends, distributions, redemptions or other payments may be made with respect to any Junior Securities. The date on which the Corporation initially issues any Share shall be deemed to be its "date of issuance" regardless of the number of times a transfer of such Share is made on the stock records maintained by or for the Corporation and regardless of the number of certificates which may be issued to evidence such Share.

               1B. Dividend Reference Dates. To the extent not paid on June 1 of each year, beginning June 1, 1997 (the "Dividend Reference Dates"), all dividends which have accrued on each Share outstanding during the twelve-month period ending upon each such Dividend Reference Date shall be accumulated and shall remain accumulated dividends with respect to such Share until paid to the holder thereof.

               1C. Distribution of Partial Dividend Payments. Except as otherwise provided herein, if at any time the Corporation pays less than the total amount of dividends then accrued with respect to the Series A Preferred, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued but unpaid dividends on the Shares held by each such holder.



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         Section 2. Liquidation. Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Series A Preferred shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the aggregate Liquidation Value of all Shares held by such holder (plus all accrued and unpaid dividends thereon plus the Liquidation Premium per Share (if any) determined as of the date of any such liquidation, dissolution or winding up of the Corporation), and the holders of Series A Preferred shall not be entitled to any further payment. If upon any such liquidation, dissolution or winding up of the Corporation the Corporation's assets to be distributed among the holders of the Series A Preferred are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 2, then the entire assets available to be distributed to the Corporation's stockholders shall be distributed pro rata among such holders of Series A Preferred based upon the aggregate Liquidation Value (plus all accrued and unpaid dividends) of the Series A Preferred held by each such holder. Not less than 30 days prior to the payment date stated therein, the Corporation shall mail written notice of any such liquidation, dissolution or winding up to each record holder of Series
A Preferred, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Share in connection with such liquidation, dissolution or winding up. Neither the consolidation or merger of the Corporation into or with any other entity or entities (whether or not the Corporation is the surviving entity), nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation nor any other form of recapitalization or reorganization affecting the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 2.

         Section 3. Priority of Series A Preferred on Dividends and Redemptions. So long as any Series A Preferred remains outstanding, without the prior written consent of the holders of at least 55% of the then outstanding Shares of Series A Preferred, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Junior Securities, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Junior Securities (other than dividends payable in shares of Common Stock issued upon the outstanding shares of Common Stock), except that the Corporation may repurchase Common Stock from former employees or consultants of the Corporation and its Subsidiaries upon termination of employment or consultancy in accordance with arrangements approved by the Corporation's Board of Directors so long as no Event of Noncompliance is in existence immediately prior to or is otherwise caused by any such repurchase (and in connection therewith each holder of Series A Preferred shall be deemed to have consented, for purposes of the General Corporation Law of Delaware, to distributions made by the Corporation with respect to such repurchases).

         Section 4.  Redemptions.

               4A. Scheduled Redemptions. The Corporation shall redeem the corresponding percentage specified below of the outstanding Shares of Series A Preferred on June 1 of each year, commencing in 2001 and ending in 2003 (the "Scheduled Redemption Dates"), at a price per Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon):







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
            Scheduled Redemption Date         Specified Percentage
            -------------------------         --------------------
                  June 1, 2001                       33-1/3%
                  June 1, 2002                         50%
                  June 1, 2003                        100%

               4B. Special Redemptions. In the event of a Change in Ownership (but only to the extent such Change in Ownership occurs prior to the Corporation's initial Public Offering of Common Stock) or a Fundamental Change, the Corporation shall, immediately prior to or contemporaneously with the consummation of such Change in Ownership or Fundamental Change, redeem all of the outstanding Series A Preferred at a price per Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon and plus the Redemption Premium per Share (if any) determined as of the Redemption Date).

               4C. Redemption With Proceeds of Public Offering. The Corporation shall (subject, in the case of the Corporation's initial Public Offering, to the consent of the underwriter(s) managing such Public Offering) apply the net cash proceeds from any Public Offering remaining after deduction of all discounts, underwriters' commissions and other reasonable legal, accounting, printing and other expenses (and, in the case of the Corporation's initial Public Offering, remaining after (i) application of $20,000,000 of such net cash proceeds to such other corporate purposes as shall be determined by the Corporation and (ii) subtracting an amount equal to any cash previously paid to the holders of the Series A Preferred in connection with any dividend or redemption hereunder) to redeem Shares of Series A Preferred at a price per Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon and plus the Redemption Premium per Share (if any) determined as of the Redemption
Date). The Corporation shall send written notice of any redemption of Series A Preferred pursuant to this paragraph 4C by reputable overnight courier service (charges prepaid) to each record holder of Series A Preferred at least three business days prior to the Corporation's expected receipt of such proceeds. Such redemption shall take place on a date fixed by the Corporation, which date shall be not more than five days after the Corporation's receipt of such proceeds. Except as to the Shares so redeemed, redemptions of Shares pursuant to this paragraph shall not relieve the Corporation of its obligation to redeem outstanding Shares on the Scheduled Redemption Dates or pursuant to paragraph 4B above.

               4D. Optional Redemptions. The Corporation may at any time and from time to time after June 30, 1997 redeem all or any portion of the Shares of Series A Preferred then outstanding. Upon any such redemption, the Corporation shall pay a price per Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon and plus the Redemption Premium per Share (if any) determined as of the Redemption Date).

               4E. Redemption Payments. For each Share which is to be redeemed hereunder, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation's principal office of the certificate representing such Share) an amount in immediately available funds equal to the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon and any Redemption Premium payable with respect thereto). If the funds of the







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Corporation legally available for redemption of Shares on any Redemption Date are insufficient to redeem the total number of Shares to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of Shares pro rata among the holders of the Shares to be redeemed based upon the aggregate number of Shares held by each such holder. At any time thereafter when additional funds of the Corporation are legally available for the redemption of Shares, such funds shall immediately be used to redeem the balance of the Shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

               4F. Notice of Redemption. Except as otherwise provided in paragraph 4C, the Corporation shall mail written notice of each redemption of any Series A Preferred to each record holder thereof not more than 60 nor less than 30 days prior to the date on which such redemption is to be made. In case fewer than the total number of Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Shares shall be issued to the holder thereof without cost to such holder within five business days after surrender of the certificate representing the redeemed Shares.

               4G. Determination of the Number of Each Holder's Shares to be Redeemed. The number of Shares of Series A Preferred to be redeemed from each holder thereof in redemptions hereunder shall be the number of Shares determined by multiplying the total number of Shares to be redeemed times a fraction, the numerator of which shall be the total number of Shares then held by such holder and the denominator of which shall be the total number of Shares then outstanding.

               4H. Dividends After Redemption Date. No Share shall be entitled to any dividends accruing after the date on which the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon and any premium payable with respect thereto) is tendered to the holder of such Share by the Corporation. On such date, all rights of the holder of such Share shall cease, and such Share shall no longer be deemed to be issued and outstanding.

               4I. Redeemed or Otherwise Acquired Shares. Any Shares which are redeemed or otherwise acquired by the Corporation shall be canceled and retired and shall not be reissued, sold or transferred.

               4J. Other Redemptions or Acquisitions. The Corporation shall not, nor shall it permit any Subsidiary to, redeem or otherwise acquire any Shares of Series A Preferred, except as expressly authorized herein.

         Section 5.  Voting Rights.

               5A. General. Except as otherwise provided in paragraphs 5B and 5C hereof and as otherwise required by applicable law, the Series A Preferred shall have no voting rights. Notwithstanding the foregoing, each holder of Series A Preferred shall be entitled to notice of all stockholders meetings at the same time and in the same manner as notice is given to all stockholders entitled to vote at such meetings.






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               5B.  Election of Directors. In the election of directors of the
Corporation, the holders of the outstanding Series A Preferred, voting separately as a single class to the exclusion of all other classes and series of the Corporation's capital stock and with each Share of Series A Preferred entitled to one vote, shall be entitled to elect (i) two directors to serve on the Corporation's Board of Directors so long as the holders of record of the Series A Preferred on June 30, 1996 continue to hold of record not less than 50% of the Shares of Series A Preferred held by such persons on June 30, 1996 and
(ii) one director to serve on the Corporation's Board of Directors so long as the holders of record of the Series A Preferred on June 30, 1996 continue to hold of record between 25% and 50% of the Shares of Series A Preferred held by such persons on June 30, 1996 (with each such director elected pursuant to this paragraph 5B serving until his successor is duly elected by the holders of the Series A Preferred or until he is removed from office by the holders of the Series A Preferred). If the holders of the Series A Preferred for any reason fail to elect anyone to fill any of such directorships, such position shall remain vacant until such time as the holders of the Series A Preferred elect a director to fill such position and shall not be filled by resolution or vote of the Corporation's Board of Directors or the Corporation's other stockholders.

               5C. Protective Provisions. So long as any Series A Preferred remains outstanding, the Corporation shall not, without the vote or written consent of the holders of at least 55% of the Series A Preferred then outstanding:

               (i) merge or consolidate with any Person or permit any Subsidiary to merge or consolidate with any Person (other than (a) a merger or consolidation between or among Wholly-Owned Subsidiaries, (b) a merger which is effected solely to change the state of incorporation of the Corporation and (c) a merger in which the Corporation is the surviving corporation, the terms of the Series A Preferred are not changed, the Series A Preferred is not exchanged for cash, securities or other property, and after giving effect to such merger the holders of the Corporation's Common Stock immediately prior to the merger shall continue to own at least 66-2/3% of the Corporation's issued and outstanding Common Stock);

               (ii) authorize, issue or enter into any agreement providing for the issuance (contingent or otherwise) of, (a) any notes or debt securities containing equity features (including, without limitation, any notes or debt securities convertible into or exchangeable for capital stock or other equity securities, issued in connection with the issuance of capital stock or other equity securities or containing profit participation features), other than capital stock or other equity securities issued in connection with bank or equipment lease financings, or (b) any capital stock or other equity securities (or any securities convertible into or exchangeable for any capital stock or other equity securities) which are senior to Common Stock with respect to the payment of dividends, redemptions or distributions upon liquidation or otherwise;

               (iii) liquidate, dissolve or effect a recapitalization or reorganization in any form of transaction (including, without limitation, any reorganization into a limited liability company, a partnership or any other non-corporate entity which is treated as a partnership for federal income tax purposes, but excluding any stock split, stock dividend, stock combination or like event and any merger which is effected solely to change the state of incorporation of the Corporation); or



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               (iv) increase the number of authorized shares of the Series A
Preferred or alter, change or otherwise impair or materially adversely affect the rights or the relative preferences and priorities of the holders of the Series A Preferred.

         Section 6.  Events of Noncompliance.

              6A.  Definition. An Event of Noncompliance shall have occurred if:

               (i) the Corporation fails to make any redemption payment with respect to the Series A Preferred which it is required to make hereunder within ten business days following the date such payment is required to be made, whether or not such payment is legally permissible or is prohibited by any agreement to which the Corporation is subject;

               (ii) the Corporation fails to pay the full amount of the Put Price (as defined in the Stockholders Agreement) in cash at the Put Closing (as defined in the Stockholders Agreement) in accordance with the terms of the Stockholders Agreement, whether or not such payment is legally permissible or is prohibited by any agreement to which the Corporation is subject;

               (iii) the Corporation breaches or otherwise fails to perform or observe any covenant or agreement set forth in subparagraphs 4C(ii), 4C(iii), 4C(iv), 4C(v), 4C(vi), 4C(viii) or 4C(x) of the Purchase Agreement; or

               (iv) the Corporation makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Corporation bankrupt or insolvent; or any order for relief with respect to the Corporation is entered under the Federal Bankruptcy Code; or the Corporation petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Corporation or of any substantial part of the assets of the Corporation or commences any proceeding relating to the Corporation under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Corporation and either (a) the Corporation by any act indicates its approval thereof, consent thereto or acquiescence therein or (b) such petition, application or proceeding is not dismissed within 60 days.

               6B.  Consequences of Events of Noncompliance.

               (i) If an Event of Noncompliance of the type described in subparagraph 6A(iii) has occurred and continued for a period of 30 days or any other Event of Noncompliance (other than an Event of Noncompliance of the type described in subparagraph 6A(iv)) has occurred, the holder or holders of at least 55% of the Series A Preferred then outstanding may demand (by written notice delivered to the Corporation) immediate redemption of all or any portion of the Series A Preferred owned by such holder or holders at a price per Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon and plus the Redemption Premium per Share (if any) determined as of the Redemption Date). The Corporation shall give prompt written notice of such election to the other




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holders of Series A Preferred (but in any event within five days after receipt of the initial demand for redemption from the holders of at least 55% of the Series A Preferred then outstanding), and each such other holder may demand immediate redemption of all or any portion of such holder's Series A Preferred by giving written notice thereof to the Corporation within seven days after receipt of the Corporation's notice. The Corporation shall redeem all Series A Preferred as to which rights under this paragraph have been exercised within 15 days after receipt of the initial demand for redemption from the holders of at least 55% of the Series A Preferred then outstanding.

               (ii) If an Event of Noncompliance of the type described in subparagraph 6A(iv) has occurred, all of the Series A Preferred then outstanding shall be subject to immediate redemption by the Corporation (without any action on the part of the holders of the Series A Preferred) at a price per Share equal to the Liquidation Value thereof (plus all accrued and unpaid dividends thereon and plus the Redemption Premium per Share (if any) determined as of the Redemption Date). The Corporation shall immediately redeem all Series A Preferred upon the occurrence of such Event of Noncompliance.

               (iii) If any Event of Noncompliance exists, each holder of Series A Preferred shall also have any other rights which such holder is entitled to under any contract or agreement at any time and any other rights which such holder may have pursuant to applicable law.

         Section 7. Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of Series A Preferred. Upon the surrender of any certificate representing Series A Preferred at such place, the Corporation shall, at the request of the record holder of such certificate and subject to the provisions of Section 4 of the Purchase Agreement, execute and deliver (at the Corporation's expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate. Each such new certificate shall be registered in such name and shall represent such number of Shares as is requested by the holder of the surrendered certificate and shall be substantially identical in form to the surrendered certificate, and dividends shall accrue on the Series A Preferred represented by such new certificate from the date to which dividends have been fully paid on such Series A Preferred represented by the surrendered certificate.

         Section 8. Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares of Series A Preferred, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor an indemnity from such entity in a form reasonably satisfactory to the Corporation shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate, and dividends shall accrue on the Series A Preferred represented by such new certificate from the date to which dividends have been fully paid on such lost, stolen, destroyed or mutilated certificate.





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         Section 9.  Definitions.

               "Change in Ownership" means any sale, transfer or issuance or series of sales, transfers and/or issuances of shares of the Corporation's capital stock by the Corporation or any holders thereof which results in any Person or group of Persons (as the term "group" is used under the Securities Exchange Act of 1934), other than the holders of record of Common Stock and Series A Preferred as of June 30, 1996, owning capital stock of the Corporation possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation's Board of Directors.

               "Common Stock" means the Corporation's Common Stock and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

               "Fundamental Change" means (a) any sale or transfer of more than 33-1/3% of the assets of the Corporation and its Subsidiaries on a consolidated basis (computed on the basis of the greater of book value, determined in accordance with generally accepted accounting principles consistently applied, or fair market value, determined by the Corporation's Board of Directors in its reasonable good faith judgment) in any transaction or series of related transactions (other than sales of inventory in the ordinary course of business) and (b) any merger or consolidation to which the Corporation is a party, except for a merger in which the Corporation is the surviving corporation, the terms of the Series A Preferred are not changed, the Series A Preferred is not exchanged for cash, securities or other property, and after giving effect to such merger the holders of the Corporation's outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation's Board of Directors immediately prior to the merger shall continue to own the Corporation's outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the Corporation's Board of Directors.

               "Junior Securities" means any capital stock or other equity securities of the Corporation, except for the Series A Preferred.

               "Liquidation Premium" of any Share as of any particular date shall be equal to the excess (if any) of (A) $141.86 over (B) the Liquidation Value per Share of the Series A Preferred plus all accrued and unpaid dividends thereon as of and including the date of the dissolution, liquidation or winding up of the Corporation.

               "Liquidation Value" of any Share as of any particular date shall be equal to $100.

               "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

               "Public Offering" means any offering by the Corporation of its capital stock or equity or debt securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force.

               "Purchase Agreement" means the Purchase Agreement, dated as of May 28, 1996, by and among the Corporation and certain investors.

               "Redemption Date" as to any Share means the applicable date specified herein with respect to such redemption; provided that no such date shall be a Redemption Date unless the Liquidation Value of such Share (plus all accrued and unpaid dividends thereon and any required premium with respect thereto) is actually tendered in full on such date, and if not so tendered in full, the Redemption Date shall be the date on which such amount is fully tendered.

               "Redemption Premium" of any Share as of any particular date shall be equal to the excess (if any) of (A) $141.86 over (B) the Liquidation Value per Share of Series A Preferred plus all accrued and unpaid dividends thereon as of and including the Redemption Date of the Series A Preferred.

               "Stockholders Agreement" means the Stockholders Agreement as defined in the Purchase Agreement.

               "Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company, partnership, association or other business entity.

               "Wholly-Owned Subsidiary" means, with respect to any Person, a Subsidiary of which all of the issued and outstanding capital stock or other ownership interests are owned by such Person or another Wholly-Owned Subsidiary of such Person.

          Section 10. Amendment and Waiver. No amendment, modification or waiver shall be binding or effective with respect to any provision of Sections 1 to 11 hereof without the prior written consent of the holders of at least 55% of the Series A Preferred outstanding at the time such action is taken; provided that no such action shall change (a) the rate at which or the manner in which dividends on the Series A Preferred accrue or the times at which such dividends become payable or the amount payable on redemption of the Series A Preferred or upon liquidation of the Corporation or the times at which redemption of Series A Preferred is to occur, without the prior written consent of the holders of at least 66-2/3% of the Series A Preferred then outstanding or (b) the percentage required to approve any change described in clause (a) above, without the prior written consent of the holders of at least 66-2/3% of the Series A Preferred then outstanding; and provided further that no change in the terms hereof may be accomplished by merger or consolidation of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders of the applicable percentage of the Series A Preferred then outstanding.

         Section 11. Notices. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder's address as it appears in the stock records of the Corporation (unless otherwise indicated in writing by any such holder to the Corporation in accordance with this Section 11 prior to the date the Corporation attempted to give such notice to such holder).


                                    Article V

         The name and mailing address of the incorporator is as follows:

                  J. Robert Suffoletta
                  c/o Wilson, Sonsini, Goodrich & Rosati, P.C.
                  650 Page Mill Road
                  Palo Alto, California 94304-1050


                                   Article VI

         The Corporation is to have perpetual existence.


                                   Article VII

         Section 1. The management of the business and the conduct of the affairs of the Corporation shall be vested in the Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed in the manner designated in the Bylaws of the Corporation.

         Section 2. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

         Section 3. Elections of directors need not be by written ballot unless a stockholder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Corporation shall so provide.






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
         Section 4. Until a Registration Statement regarding the sale of the Common to the public is declared effective by the Securities and Exchange Commission, stockholders shall be entitled to cumulative voting rights. At all elections of directors of the Corporation, each holder of stock or of any class or classes or of a series or series thereof shall be entitled to as many votes as shall equal the number of votes which (except for this provision as to cumulative voting) such stockholder would be entitled to cast for the election of directors with respect to such stockholder's shares of stock multiplied by the number of directors to be elected, and such stockholder may cast all of such votes for a single director or may distribute them among the number of directors to be voted for, or for any two or more of them as such stockholder may see fit. As of the date that a Registration Statement regarding the sale of the Common to the public is declared effective by the Securities and Exchange Commission, this
Article VII shall no longer be effective and may be deleted herefrom upon any restatement of this Certificate of Incorporation.


                                  Article VIII

         Section 1. To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

         Section 2. The Corporation may indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or serves or served at any other enterprise as a director, officer, employee or agent at the request of the Corporation or any predecessor to the Corporation.

         Section 3. Neither any amendment nor repeal of this Article VIII, nor the adoption of any provision of this Corporation's Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.


                                   Article IX

         Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside of the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.





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


                                    Article X

         Vacancies created by newly created directorships, created in accordance with the Bylaws of this Corporation, may be filled by the vote of a majority, although less than a quorum, of the directors then in office, or by a sole remaining director.


                                   Article XI

         Advance notice of new business and stockholder nominations for the election of directors shall be given in the manner and to the extent provided in the Bylaws of the Corporation.


                                   Article XII

         The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

         I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purposes of forming a Corporation pursuant to the Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying, under penalties of perjury, that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand on February 10, 1997.



                                             /s/ J. Robert Suffoletta
                                             ------------------------------
                                             J. Robert Suffoletta








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